On July 21, 2016, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the second quarter and first six months of 2016.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Peter Stabler Wells Fargo Securities	Brian Wieser Pivotal Research Group Tim Nollen Macquarie Research James Dix Wedbush Securities Thomas Eagan Telsey Advisory Group

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2016 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the second quarter and first half of 2016. I’ll start out by covering highlights of our performance. Frank will then provide additional detail. And I’ll conclude with an update on our agencies and the tone of business, to be followed by the Q&A.
We are pleased to report a quarter of solid revenue and profit increases. Our second quarter organic revenue growth was 3.7%, on top of a very strong 6.7% in Q2-15. Excluding the impact of lower pass-through revenues, underlying Q2 organic revenue was 4%. Our acquisitions had a positive impact of 30 basis points, while FX was a negative 1.8%. As a result, our total revenue growth was 2.2%.
We continued to see positive momentum from a broad range of our creative, marketing services and media offerings. Our digital capabilities also continued to be significant drivers of growth for us. We grew organically in every world region, with the exception of AsiaPac, and we saw growth from nearly every client sector.
Our operating profit in the quarter increased to $225 million, and operating margin expanded 20 basis points to 11.7%. Diluted EPS was $0.38 per share, and was $0.33 adjusting for certain below-the-line items, which is an increase of 14% compared to last year’s second quarter.
For the first half of the year, organic revenue growth remained very strong at 5.1%, and 5.4% excluding the impact of pass-throughs. Our operating margin increased by 40 basis points, and operating profit was up 10% for the six months, in which we also saw a similar 14% increase in adjusted diluted earnings per share in Q2. This performance continues a record of accomplishments in which our people can take great pride.
In terms of client sectors, leadership categories were tech & telecom, retail and food & beverage. U.S. organic growth was 4.6% in Q2, a very solid result given that it came on top of 7.7% growth a year ago. We saw growth at most of our agencies, led by R/GA and Huge, as well as McCann, MullenLowe, Weber Shandwick and Mediabrands.
Internationally, LatAm grew 15.9% organically in Q2, an outstanding result. Organic growth was 1.2% in the U.K., where we did not see an impact from Brexit, while Continental Europe was approximately flat. In AsiaPac, our organic decrease was 3.2%, but was actually flat excluding the impact of lower pass-through revenues relating primarily to a major event in Hong Kong. This performance compares to Q2 2015 organic revenue growth of 11.8% in AsiaPac. In our Other Markets region, organic growth was 7.3%, a result of strong increases in the Middle East and Canada.
Turning to share repurchase, during Q2 we used $59 million to repurchase 2.5 million shares, while over the trailing 12 months we have utilized approximately $296 million for share repurchases. We had $346 million remaining on our authorization at the end of the quarter. Since instituting our return-of-capital programs in 2011, we’ve returned over $2.7 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 27%.
To summarize, our performance continues to underscore the strong competitive position of our agencies across the full spectrum of advertising and marketing disciplines, in our digital expertise and in the world’s key markets.
At the midway point of the year, we believe we’re well-positioned with respect to our full-year 2016 financial targets. You may recall that, on our last conference call, we upgraded our growth target to the high end of our original 3-4% organic growth range, along with 50 basis points or more of operating margin expansion. We continue to be comfortable with these targets for the full year.
As expected, organic growth in the second quarter showed some moderation from our very strong first-quarter increase. Within the quarter, we saw growth in June that was a lower rate than in April and May. It bears noting that this was in part due to the timing of revenue related to a couple of the many new business wins that we added in 2015. Based on client work already underway, we are confident that we will realize this revenue during the second half of the year.
As we’ve always stated, revenue is variable by quarter, while our total operating expenses are recognized more evenly across our four quarters. As a result, we expect to see higher rates of profit conversion on revenue growth in the second half of the year compared to the first six months. This would be consistent with our performance the last couple of years, and it’s why we feel that we are solidly on track with our objective to grow operating margin by 50 basis points or more this year.
At this stage, I’ll turn things over to Frank for additional detail on our results, and I’ll join you after his remarks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael touched on:

•	Organic growth was 3.7% in the second quarter, and was 5.1% for the first six months.

•	Q2 operating profit was $225 million, with operating margin of 11.7%. For the six months, operating profit grew 9.9%, and operating margin expanded 40 basis points.

•
Second quarter diluted EPS was $0.38, and was $0.33 as adjusted, mainly for tax items, which is comparable to $0.29 a year ago. That’s an increase of 14% and, for the six months, adjusted diluted EPS also increased 14%.

•	Q2 average fully diluted shares decreased 1.9% from last year due to our share repurchase program.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Slide 4 has more detail on our revenue growth. Revenue was $1.92 billion in the quarter, an increase of 2.2%.

•	Compared to Q2 2015, the impact of the change in currency exchange rates was a negative 1.8%.

•	Our net acquisitions added 30 basis points to revenue.

•	The resulting organic revenue increase was 3.7%.
Organic growth was higher at 4.0% when excluding the decrease in our pass-through revenues, which occurred mainly in our events and direct marketing businesses.
As you can see on the bottom half of this slide:

•	At our Integrated Agency Networks the organic increase was 3.9%. This was led by digital offerings R/GA and Huge, and by McCann and Mediabrands. IAN’s first-half organic growth was 5.6%.

•
At our CMG segment, organic growth was 2.8%, but was 5.1% excluding the decrease in pass-throughs that have no profit impact. We again had strong performance in public relations, led by Weber Shandwick, and in sports marketing at Octagon. For the six months, organic growth at CMG was 3.0%, and 5.0% excluding pass-throughs.

Moving on to slide 5, revenue by region.

•	In the U.S., Q2 organic growth was 4.6%, led by a range of agencies and disciplines, including R/GA and Huge, as well as McCann, MullenLowe, Mediabrands and Weber Shandwick.

•
In the U.K., organic growth was 1.2%, which reflects growth at McCann, R/GA and Weber Shandwick, partially offset by client churn in other parts of the portfolio. Our U.K. operators are not citing any specific impact on client spending during the quarter related to the run-up to the vote on Brexit.

•
Turning to Continental Europe, organic growth was one-half of one percent in the quarter. We continued to see mixed performance in our largest markets, with organic increases in Italy and Spain, offset by decreases in Germany and France. For the six months, organic growth was 1.1%.

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In AsiaPac, our organic decrease in Q2 was 3.2%, and was flat excluding the decrease in pass-through revenue. This comes on 11.8% growth a year ago. In our largest regional markets, we had mid-single-digit growth in China and India, while revenue decreased in Australia and Japan. For the six months, our organic revenue decrease in the region was one-half of one percent.

•
In LatAm, Q2 organic growth was 15.9%, with increases in nearly all of our largest national markets, including Brazil, driven by increases in spend by existing clients and by new client wins. We had notably strong performance from McCann, R/GA and Huge. For the six months, organic growth was 13.9%.

•	In our “Other Markets” group, organic growth continued to be strong in Q2 at 7.3%, driven by Canada and the Middle East. Growth was also 7.3% for the six months.
On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 5.6%.
Moving on to slide 7, our operating expenses:

•
In the second quarter, total operating expenses increased 2.0% from a year ago, compared with our reported revenue growth of 2.2%. The FX impact to operating expenses was a negative 1.8%, which was the same impact we saw to our top line.

•	Underneath our margin improvement in Q2, the ratio of salaries & related expenses to revenue was 64.1% this year, compared with 64.2% a year ago.

◦	The comparison is driven by leverage on our expenses for incentives and other SRS, partially offset by increased base payroll and severance as a percent of revenue.

◦
Our total headcount at quarter-end was approximately 50,100, an increase of 3.5% year-on-year. This reflects both organic hiring and acquisitions, in support of growth in areas such as digital, creative, media and PR.

•	Turning to office & general expenses, on the lower half of the slide:

◦	O&G expense was 24.2% of Q2 revenue, compared with 24.3% a year ago, an improvement of 10 basis points. There were a couple of moving pieces worth noting in the comparison.

◦	Compared to last year, we had very strong leverage this year on our other O&G category. Recall that, a year ago, we had a higher reserve expense for certain contingencies, which we took in other O&G.

◦	Offsetting that, last year we also had a one-time lease buyout credit, in our occupancy line. As a result, we de-levered on occupancy this year.

•	The net result was operating margin expansion of 20 basis points in the quarter and 40 basis points for the first six months.
Slide 8 depicts our operating margin history on a trailing-12-month basis. The most recent data point is 11.6%, which is an improvement of 70 basis points from a year ago.
Slide 9 is provided for clarity on our year-on-year earnings per share comparison. This is the adjustment to diluted earnings per share of $0.38 we reported in the quarter to $0.33 per share for comparability to last year.
Starting on the upper half of this slide:

•	Our reported pre-tax results include a below-the-line loss of $3.7 million, mostly non-cash, related to the sale of small, nonstrategic agencies.

•
Our tax provision included a benefit of $2.7 million from our adoption earlier this year of the new accounting guidance on share-based compensation. We are presenting this adjustment, as long as we are comparing 2016 to 2015, but it falls away next year.

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The more significant adjustment in the quarter is from the conclusion and settlement of a tax examination of previous tax years. That was $23 million, as you can see, and benefited our reported EPS by $0.06.

•	The total adjustment in Q2 is $0.05 per share, due to rounding.
On the lower half:

•	We show similar items covering the first six months, and also include one for the reversal of tax valuation allowances as a consequence of the disposition of certain businesses.

•	For the six months we are adjusting from $0.40 as reported to $0.33, again, as adjusted, for comparability to 2015.
Moving on to slide 10, the current portion of our balance sheet, we ended the second quarter with $675 million in cash and short-term marketable securities. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year end.
Slide 11 is our second-quarter cash flow.

•
Cash provided by operations was $94 million, compared with $261 million a year ago. The comparison reflects the use of $128 million in working capital this year compared to $42 million generated from working capital a year ago. As we have pointed out previously, working capital can be volatile by quarter. Both this year and last year are within our historical range for Q2.

•	Investing activities used $48 million, mainly for acquisition and capital expenditures.

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Financing activities used $67 million, chiefly for share repurchase, our common stock dividend and payments related to previous acquisitions, somewhat offset by an increase in our short-term borrowings.

•	Our net decrease in cash and marketable securities for the quarter was $5 million.
On slide 12 we show our debt deleveraging from a peak of $2.33 billion in 2007 to $1.82 billion at the most recent quarter end.
In summary, on slide 13, we are exiting the first half having achieved 5.1% organic growth and 40 basis points of margin expansion, which represents very solid progress toward our objectives for the full year.
We are seeing growth in areas where we have focused our investment in both people and acquisitions. Our operators are focused on the appropriate cost disciplines and margin expansion. And our balance sheet is an important area that we continue to deploy for value going forward.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Well, our Q2 results have contributed to a strong first half that positions us to achieve our financial objectives for 2016.
Across the Group, our strategic, creative and digital capabilities are highly competitive. This was evident at the recent Cannes Festival, which as many of you know is the industry’s most prestigious creative awards show. Standards are so high that fewer than 3% of entries even make it to the short list of contenders, yet we won over 200 trophies. Our agencies were responsible for two of the three most-awarded campaigns at Cannes, and we won one of only five coveted Titanium Lions. By our count, IPG was the most-awarded holding company in terms of honors won per dollar of global revenue.
Our long-standing commitment to integrated services, through our open architecture model, continues to be a strong differentiator for us, because it puts the needs of our clients at the center of the solutions that we craft and deliver from across IPG assets. We’re also proud that IPG and our agencies remain a destination of choice for so much of the industry’s top talent, and that we’ve been a long-term leader in the industry in terms of diversity and inclusion.
During both the quarter and the first six months, we further demonstrated disciplined cost management. We will stay focused on conversion so as to ensure that we can deliver on our margin improvement target for the year. We also continued to show that the work we have done over a number of years to bolster the Company’s financial fundamentals, including a substantially strengthened balance sheet and credit ratings, are significant drivers of value creation.
For some time now, our results have shown that investing in talent and focusing on a culture of accountability and performance are key drivers of success. We use strategic acquisitions to supplement the very high level of expertise and service delivery for which our agencies and our holding company have become known. Increasingly, we also invest in internal programs that promote innovation, such as the very successful accelerators we operate with R/GA, or the trials and partnerships with startups that take place through Mediabrands’s Emerging Media Lab. Of course, we also remain committed to substantial return of capital to our shareholders as a way to build value.
Moving on to the tone of the business, we have just completed our regular financial reviews with all of our operating leadership, and the environment remains sound overall.
While results in the quarter reflect slower growth in June, there does not appear to be a marked change in client sentiment. Instead, a couple of the large wins we posted in 2015 saw some revenue being deferred into the second half, though with full-year scopes of work that remain in line with our expectations. Given that the work is already well underway, we have a high degree of confidence in this revenue.
Certainly, there is a higher degree of volatility due to Brexit and the geopolitical tensions we are seeing play out in places such as Europe and the Middle East. Brazil is also experiencing some turmoil, due to both the political situation and public health concerns.
Globally, we are keeping a close eye on our event and other project businesses, which are often the first to see cancellations. While it seems that the situation in the U.K. will lead to slower decision-making and may affect certain client sectors, to date our teams on the ground report limited impact from the referendum.

As you saw, our performance in Continental Europe was essentially flat, with some markets seeing modest growth. The situation in that part of the world continues to be challenging, which could weigh on consumer sentiment and business activity. As previously indicated, we built our plan for 2016 with very limited growth expectations for Europe, and in this sense we further benefit from our limited exposure to the region.
Turning to the new business pipeline, there is a fair bit of overall activity. Media continues to be the most active sector, followed by marketing services. These are both areas in which we’ve had good success in recent years. Our major global advertising-based networks are also seeing opportunities. And we are seeing quite a number of integrated RFPs coming into the holding company, for which we field cross-agency teams with our open-architecture approach.
Other than the few situations where a client has decided to limit participation to incumbents, we are active in most of the major pitches that are out there. Our performance in new business has been strong the past few years, which is very gratifying. You’ve all heard me say that I also want our agencies and our people just as focused on providing great service to existing clients and growing with them organically, which we continue to see.
At the agency level, highlights in the quarter included very strong performance from R/GA and Huge, which continue to be among the industry’s most innovative agencies, providing the full range of digital marketing services, including consulting with clients on digital business transformation, the connected space, as well as storytelling across a range of new mediums and platforms.
McCann once again posted strong performance across all disciplines, notably in its Momentum unit, which won a major global sponsorship brief from SAP, and at MRM, which remains one of the leading global digital networks in the industry. The Worldgroup is also growing its relationships with recently won clients, notably Reckitt Benckiser. McCann saw further strong results in a range of award competitions, including Cannes, where McCann Health was named “Network of the Year,” and McCann New York had a stellar performance.
MullenLowe showed strength in the quarter, notably domestically, as its Royal Caribbean campaign earned attention and acclaim, and the agency won JetBlue’s Barclaycard. MullenLowe also had a very active, on a number of integrated, open-architecture teams, both domestic and international, and we hope to be able to announce some wins connected with those efforts in the near term.
At Mediabrands, results remained strong. The digital and accountable offerings within Mediabrands continue to be best-in-class and to power much of that unit’s success. The performance of UM and its leadership has also been outstanding in recent years. On that front, we are pleased to confirm today that we’ve retained the BMW media AOR in the U.S. and Canada, another important win for UM and Mediabrands. Cannes was also a highlight for the group, with a high degree of recognition for our work and the launch of the D100, a new brand-assessment metric that has gotten a lot of attention in the marketplace.
Of course, on the media front, during the quarter we saw the publication of the K2 report commissioned by the ANA. This relates to an issue that we at IPG have consistently handled in a highly proactive and transparent manner. As such, our conversations with clients relating to the report and the practices it alleges have been constructive.
We continue to encourage dialogue on these matters, and we stand behind our record of transparency, in our contracts, as well as our dealings with clients and media vendors. IPG’s performance in this regard has been consistently validated by a range of third-party experts employed by our clients. We’re also proud of our longstanding commitment not to take inventory media positions. These practices allow us to bring a highly informed and wholly objective perspective to our engagements, so that we can consistently represent the best interests of our clients.
Another operating unit that posted strong performance in the quarter was CMG. We benefit from exceptionally deep and experienced leadership teams at all of our units within this group. Furthermore, as capturing consumers’ attention becomes more difficult and valuable in a world of fragmented media, disciplines such as public relations, sports marketing, experiential campaigns and brand design will continue to increase in prominence. Notable wins in the quarter at Weber Shandwick included being named as the lead global public relations agency for General Motors’s Chevrolet brand, as well as their recent notable win at GSK.
FCB also showed further progress during the second quarter. The global Clorox win was an important step for the network. FCB’s healthcare and shopper marketing capabilities remain among the industry’s best. And for the second consecutive year, the agency posted its strongest-ever performance in terms of awards won at Cannes.
The benefits of investing in talent, embedding digital expertise throughout our portfolio, as well as raising our game strategically and creatively, continues to be evident in the strength of our offerings across the portfolio. We’re pleased with the high caliber of our people and capabilities. This is what has fueled our strong organic revenue performance during the first half of 2016.
Looking forward, despite increased macro uncertainty and the revenue timing that impacted our second quarter, we continue to believe that we will deliver on the high-end of our full-year target of organic revenue of 3-4%.
In terms of costs, we will stay vigilant as the year progresses, and we remain closely focused on achieving the appropriate levels of conversion. Profit performance during the first half of this year showed meaningful improvement, and we are on track to expand full-year operating margin by 50 basis points or better, consistent with our stated goal.
Combined with our Company’s financial strength and commitment to capital return, which has been and will continue to be a source of significant value creation, this will allow us to further enhance shareholder value.
As always, we thank you for your support, and we look forward to keeping you posted as the year unfolds. With that, I’ll open it up for questions.

QUESTIONS AND ANSWERS

Operator:
. . . . Our first question comes from the line of Alexia Quadrani of J.P. Morgan. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Thank you very much. On the new business front, you guys have highlighted its strength, and we clearly have seen its strength as well in the press in recent months - actually recent years, as you put it - but there is obviously so much more that you guys see internally that don’t make the headlines here. Is there any way, given that, that you can give us a bit more color in terms of what sort of tailwind from the new business we might see in the back half of this year? Then I have a follow up, please.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, yes, you’re right. It somehow seems that our client wins don’t get announced, while some of our competitors’ do. The answer to your first part of your question is, we continue to be net new-business positive, which is an indication of the strength of our offerings.
I did indicate a number of our recent wins in my prepared remarks, notably the recent retention of the BMW work at Mediabrands - which is a very good retention for us, obviously - and the wins at McCann and Weber with respect to Reckitt Benckiser. We do expect to announce a nice win coming up in the next couple of weeks. We hope that’ll happen, which will be a global engagement, we hope, using the integrated open-architecture approach.
We don’t like to give out tailwinds. Let me just comment here: it’s so hard in this business -when we lose clients, it’s very easy for us to know the impact of when that revenue is going to be coming off. So when we talk about tailwinds and headwinds, the headwinds are easy. We don’t like them, but we can specifically know when that comes off, because the contracts provide for that, and we know our staffing requirements and so on.
Our new business wins coming into 2016, a number of them came at the end of the year. Frankly, we win the business, and then we have contract negotiations, and scope of work is developed as we go through. And that’s one of the contributing factors in the fact that - as we said, we had good tailwinds coming into the first half of the year, and some of that work is slipping over into the second half of the year. So yes, we have some tailwinds now in the second half of the year, and the timing of those tailwinds and when they’re recognized is a function of when the work is shown. There are a whole bunch of issues that go into that. So the answer is, we have some tailwinds in the second half.
All of that gets factored into the overall forecast. When we say our target is 3-4%, on the high end of 4%, we take into consideration a year’s performance. As I said before, our clients don’t know what our quarterly requirements are for financial reporting, which is why we stick to our notion that, given the macro environment, we’re comfortable with what we set out as a stated goal, which includes the revenue performance and our conversion. And the fact that our conversion will be stronger in the second half is consistent with the way our business has rolled out in prior years.
Ms. Quadrani:
Okay, just one follow up if I may. I know, Michael, I know you touched upon this a few times in your opening comments, but with one of your peers citing cancellations and event businesses hurting their performance, I just want to be clear that you guys are not seeing that kind of widespread cancellations at all outside of the normal business, where you may see it in one event in Hong Kong or something like that, adjust in terms of timing. For you it’s more normal course of business, not any sort of trend in terms of cancellations for whatever reason?
Mr. Roth:
Yes. Believe me, that’s the first place we look. Frank and I, actually, we met with the leaders of those businesses to make sure that they’re comfortable with the pipeline. And the events that were canceled, we reflected. Particularly in AsiaPac, that had a big impact on us. That was in Hong Kong. We saw some other - these are one-time events, and they affect us, but the pipeline on the events side of the business is very solid. And we haven’t seen wholesale cancellations.
Now, that said, we are still unclear what this Brexit is going to do. We challenge, we ask, and obviously everyone’s nervous about it, but yet, when we sit down and look at our plans for the rest of the year, our business operators - with some risk, obviously - are comfortable with our plans and consistent with what I said our objectives are.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question comes from the line of John Janedis, from Jefferies. Your line is now open.
John Janedis, Jefferies:
Hi, good morning. Michael, you talked about your philosophy of acting as an agent and not taking inventory. So, post-ANA report, I was wondering if you think this provides an incremental revenue opportunity for IPG, or does the industry move away from the arbitrage model?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, what they do is their business, our competitors. There’s no question that the ANA report focused on equity positions, inventory positions, particularly on the programmatic side of the business. You correctly point out that we do not do that. And therefore, we view that as more consistent with an advisory model that is agnostic.
As we go through - there’s no question when we are pitching new business, obviously, we distinguish our position versus our competitors’ in those pitches. Some, frankly, some clients don’t care, and obviously our competitors who have strong performance in those markets reflect that. But I think overall, the more there is in terms of scrutiny of these types of positions, I think it will have an impact on the business. That’s been our strategy.
And I’ve said this before: if in the end, clients really don’t care, and it doesn’t turn out to be a competitive advantage to us, then we will continue to look at whether we should be doing it. But right now, we view it as a differentiator in the marketplace. And if you look at our net wins and losses on the media side of the business, although I can’t point to it as being a specific reason, I think the transparency and the reputation we have on treating our clients fairly on an advisory basis, is reflected in those wins.

Mr. Janedis:
Okay. Thanks, Michael. Then, Frank, I just wanted to clarify: was the uptick in base and benefits related to staffing the new business wins, and that will see the improvement later this year as the revenue kicks in? And maybe also, is the pullback in the incentive comp any read-through to your outlook for the rest the year?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
There’s no doubt, John, that the onboarding of these new clients has put pressure on BB&T. There is a bit of a mismatch between expenses incurred and revenue. So we think over the back half of the year that will self-correct.
On the incentives side, for the six months we’re at 3.8% of revenue: it’s the exact same number as last year. And our incentives have been tracking between 3.5-4% for the last few years. I think it’s - we’re not looking at the quarter; we’re looking for the year. Every quarter we forecast what the year is going to look like. I think we’re right in line with where we were last year.
Mr. Janedis:
Okay, great. Thank you.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
Thank you, John.

Operator:
Thank you. Our next question comes from the line of Ben Swinburne, from Morgan Stanley. Your line is now open.
Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning, guys. I wanted to come back to the U.K. I don’t think any of us know how Brexit may or may not impact spending there, but it’s been a very good story for IPG for a number of years. Maybe just talk about, you look at the last - ’14 and ’15 were big years for you organically in the U.K. How much of that was agency-driven or market-share gains, versus market expansion, market strength? So that we can think about IPG’s assets in that market and your ability to maybe outperform even if the market slows, which I think we’re all trying to figure out if that’s going to happen.
Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s a fair question. We’ve been on a good streak, particularly on the events side of the business over there, as well as our networks. What you’re seeing in the U.K. this quarter is, we are cycling through some losses we had, both on the media side of the business as well as the creative side of the business. We’re seeing an impact of that. Absent that, we think our offerings in the U.K. are very strong. Notably, R/GA, McCann, all of our networks. MullenLowe. We believe that we will continue to be strong in terms of our performance in the U.K. absent something weird happening as a result of Brexit.
Mr. Swinburne:
Got it. As a follow-up, you mentioned, organically, mid-single-digit growth in some of the key emerging markets in Asia. China, India: as you went through your agency reviews, what does the outlook look like there? There is obviously a lot of press, particularly around China and the economy. I know your business skews multinational, but maybe give us a sense for how those markets look for the outlook?
Mr. Roth:
China was up mid-single digits. India was a little stronger than that, particularly at MullenLowe in India. And we continue to sense that type of environment. Obviously, China, we’re not as big in China, so variations on client wins and losses, and specific client spend in those markets, affect those numbers more dramatically. But the overall tone, although everyone’s concerned about it, we see that type of growth in our plan.
Mr. Swinburne:
Thank you.

Operator:
Thank you. And our next question comes from the line of Dan Salmon, from BMO. Your line is now open.
Daniel Salmon, BMO Capital Markets:
Good morning, everyone. Michael, a couple of questions on a few specific agencies. You mentioned MRM continues to be a really strong performer. We’ve seen some news reports about some executive-level changes there, and I was just hoping you could add some color to that, and whether a different trajectory for the agency is trying to be struck? Secondly, once again, R/GA and Huge continue to be real leaders for you. I’m just curious if you could shed some light on how you’re able to leverage that for broader new business activity through the flatter open architecture work these days?
Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a mouthful.
Obviously, MRM is a very strong component of the Worldgroup and IPG, and we’re always looking to add talent and strength in our offerings. We see it as a big opportunity at MRM and the Worldgroup, in terms of cross-disciplines, as well as potentially using that in the open-architecture environment. So, yes, we’re beefing up our expertise in that particular segment, and we believe that those opportunities will come as we strengthen their offerings.
R/GA and Huge are very interesting examples of competency. They started out as pure-play digital agencies. Obviously, with the growth of digital they’ve expanded dramatically. R/GA is a great textbook story of growing globally with success in the markets that they’ve opened in. R/GA, you can put up a shingle, and all of a sudden you have strong businesses. Their reputation is second to none, in terms of their space. R/GA has done a great job of expanding their offerings, focusing on the connected environment. They’re doing design. They’re doing business transformation. They’ve expanded their offering well beyond the typical digital play. That’s why we’re seeing the great growth out of R/GA.
Similarly, Huge has expanded. Remember, when we acquired Huge, we had 80 people in Brooklyn, New York. Now we have some 1100, 1200 people on a worldwide basis. They have expanded their offerings as well in terms of different offerings and their go-to-market strategy in terms of business transformation, and expanding upon just the pure-play digital offering.
If you plug those two agencies in our open-architecture model, there’s hardly any companies that compete with the strength of our global networks plugging in our digital plays to supplement their own expertise. That’s the whole concept of open architecture.

It’s a challenge for us, obviously, because those individuals are focused on growing their wonderful businesses. But, again, they also see opportunities partnering with some of our agencies. Some of the wins that we’ve seen, we’ve seen partnering of those digital, whether it be Huge or R/GA with, whether it be McCann, FCB or MullenLowe - although MullenLowe has Profero, which is another digital agency that is performing extremely well on a global basis. It’s not by accident that we see our digital agencies grow in double digits.
Of course, the embedded digital expertise we have at Weber Shandwick and experiential marketing. And all of our networks themselves have very strong digital offerings. That’s why we don’t break out digital. Digital is really throughout our offerings.
The concept of our open architecture is to provide the best talent we have with the expertise and bring the best to our clients. It’s working quite well. Hopefully, you’ll see another win that reflects that in the next couple of weeks.
Mr. Salmon:
Great. Thanks, Michael.
Mr. Roth:
Thank you.

Operator:
Thank you. Our next question comes from the line of Peter Stabler, from Wells Fargo Securities. Your line is now open.
Peter Stabler, Wells Fargo Securities:
Good morning, thanks for taking the questions, one for Michael and a couple of housekeeping questions for Frank.
Michael, going back to the pass-throughs, can you characterize a little bit more what the reductions were? It sounds like this was almost exclusively related to CMG. Wondering if there was any IAN impact in there? Was this entirely event-driven, or were there some production reductions from existing clients as well? Was this a surprise to you? It sounded like this came in June. Or does this map more directly to what you were expecting for the quarter?
And then, quickly, for Frank, wondering if you could give us a little more color on working cap? I understand that this quarter was within range, but was there anything there worth calling out? And then, just wanted to quickly check with you on the impending changes to the overtime rules and whether that’s fully contemplated at this point by all your agencies and whether that’s a de minimus impact going forward? Any color you can offer on that? Thanks so much, guys.
Michael Roth, Chairman of the Board and Chief Executive Officer:
First, on the overtime, we’ve been doing work on it, and we’re obviously looking at ways to mitigate it. But to the extent it does affect us, it’s not a significant number. And obviously we’re working towards reducing it. We will in fact implement whatever we need to do to minimize the effect of it.
On the pass-throughs, the answer is, basically all of our pass-throughs have to do with our events. It has nothing to do with media ownership. Which obviously is one of the confusing parts of pass-throughs from our competitors and us.

Throughout the years, what we’ve been trying to do is, we’ve been trying to change the contracts on these event engagements. Because whether we are acting as agent or not affects the accounting. What would happen is, we will go out and outsource a lot of the people that are used in that engagement. And it’s treated as a straight pass-through. But the accounting has it in our revenue and in our expenses.
So we back out the pass-throughs. So it’s not something that’s a surprise to us. And those pass-through numbers are actually coming down. Because when we enter into contracts, we know that it’s confusing from an accounting point of view. So we try to structure the contracts to reflect it properly, so we don’t find this. So if you look at it on a global basis, we had 30 basis points of pass-throughs, which is why if you look at our overall organic, we would increase that organic by 30 basis points.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Peter, we started this about three years ago, four years ago, to move away from being a principal to become an agent in the events basis. So every quarter for the past three years, you’ve seen our pass-throughs coming down.
On your working capital question, you know how volatile it is around quarter end, with respect to - primarily it’s cash flows around media. Nothing stood out. We had a couple of clients who had some inefficiencies in their payment streams, so it tripped over into the third quarter. But for us, it was normal course, and there was nothing of surprise.
Mr. Stabler:
Thank you.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
You’re welcome.

Operator:
Thank you. Our next question comes from the line of Brian Wieser, from Pivotal Research. Your line is now open.
Brian Wieser, Pivotal Research Group:
Thanks for taking the question. I’m curious to hear your thoughts. There’s been some speculation that perhaps this year might actually turn out to be a bigger year for media reviews than last year in some ways. I realize it seems late in the year for this to happen. But as everyone is digesting the K2 report and the recommendations, I’m just curious to hear how you think the rest of the year plays out on the new business front? Industry-wide, perhaps?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Brian, everyone started the year thinking it was. If you remember, I didn’t think so. The reason for it is, we didn’t know of any big media reviews for our existing clients. That’s basically why I answered the question the way I did. I still don’t see as big - there are two big reviews out there. Obviously, AT& T and, of course, McDonald’s on the creative side. But I suspect as always we’ll see when it comes - probably around September - we’ll see some media reviews. But certainly it’ll be pretty hard to compete with what we had last year, Brian.

What’s happening - some of our clients are just asking to look, as far as the ANA report. Of course we have dialogues with our clients, going over contracts, making sure our language is as tight as it has been. We had all these provisions in our contracts before, whether it be the ability to audit, transparency. Clients will ask questions like that, but I do not see any big upheaval in terms of reviews as a result of ANA. I know there’s one particular company out there - not a client of ours - that has brought in their outside auditors to look at this kind of stuff. I’m knocking on wood; we haven’t seen any of that.
Mr. Wieser:
Okay, thank you very much.
Mr. Roth:
Thank you, Brian.

Jerry Leshne, Senior Vice President, Investor Relations:
Operator, next question, please.
Operator:
Our next question comes from the line of Tim Nollen, from Macquarie. Your line is now open.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Tim?
Tim Nollen, Macquarie Research:
Your U.S. growth has been really just quite solid and stable for the past - really, every quarter for the last three years or so. I’m wondering if you might be able to speculate, if there is any slowdown in the U.K. or Europe, if advertisers might simply shift those dollars to a region like the U.S., where you’re strong, and where the economy is pretty good, and where the ad spending has been consistent?
Secondly, one of your competitors that reported this morning mentioned receivables were going up because some clients were pushing out payment terms. And it doesn’t look like you’re reporting that in your Q2 numbers. Another peer that reported earlier also looks like they didn’t show that in their numbers. I’m wondering where this is coming from? It goes back to this issue of a year or more ago, where there was talk about advertisers trying to push out payment terms to their agencies. So I was just curious what your perspective is on that?
Mr. Roth:
The reason you don’t see us talking about it is because we don’t see it.
Mr. Nollen:
Yes.
Mr. Roth:
We’re in the camp of that one versus the other one.
Interesting question on the U.S. Look, 62% of our business in the quarter came from the United States. There’s no question that’s a strength of IPG. We have very competitive offerings across all of our networks. Plus, let’s not forget our independent agencies in the U.S. We have Deutsch. We have Hill Holliday. These are very strong. The Martin Agency. We have very strong independent agencies in the U.S. And, frankly, if there are U.K. or European companies looking to break into the U.S. market, we have more than enough competitive offerings to pick up that business. And obviously, the digital component in the U.S. is exceptionally strong. So we can really field a great team to get that business. The other side - the U.S. side of the business is very competitive. Particularly on the CPG side.
But we did see some of our clients shift some business to us in the U.S. As they do acquisitions in the U.S., they want to beef up the offerings. There is some of that in our growth in the U.S. And I view that as an opportunity. I think the fact that we have 62% of our business in the U.S. is a strong positive for us. I know this goes through waves, in terms of you were better off in other countries. But we’ve been consistently very strong in the U.S., and, frankly, we like that position.
Mr. Nollen:
Yes, great, thanks.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Tim.

Operator:
Thank you. Our next question comes from James Dix of Wedbush Securities. You may proceed.
James Dix, Wedbush Securities:
Thanks, good morning guys. Two questions. First, following up on Alexia’s question about new business lift. I think you said, coming into the year, you expected around a point and a half, or 150 basis points, of lift for the first half of this year. Any assessment of how that actually turned out? And how that phased in in 1Q versus 2Q, especially given what you said about June? Then, with BMW under your belt, are there any major pieces of business which you are defending that you would flag?
Secondly, I don’t normally ask a lot about awards, but with Cannes occurring this quarter, this would be the time to do it. Do you have any expectations every year as to how you want to do in Cannes? Or in awards more generally? And if so, how did you perform against those expectations? Do you see these awards correlating to revenue growth or profitability over time?
Michael Roth, Chairman of the Board and Chief Executive Officer:
How much time left in this call?
Mr. Dix:
Seven minutes ’til the open.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. First, let me talk about the accounts in review. The most significant item - it’s not in review, well, it is in review, it will be - is the Army. There is a mandatory review every five years. We’ve been extended through September of ’17 on that one. But there will be a review of the Army coming. And obviously, we’ve done this before, and hopefully we will be able to retain. SEAT, a client of MullenLowe, is in the midst of a review, and we hope to hear from that in the next couple of months. And TD Bank is in review. Those are the significant items of review from existing clients.
And our existing wins, we - I think it goes to the offering, and the comment that we’ve always said, we want to treat our existing clients as if we’re pitching them all the time. The retention of BMW is significant. Obviously, it’s a good client for Mediabrands, but it’s also an indication, a verification of the work that we’ve been doing and the fact that, as the market changes, we’re able to field it with talented people, tools and data analytics that are necessary, and we’re very competitive in the media space.
What was the other question?
Mr. Dix:
Just on the business, how the lift from new business wins actually ended up phasing in in the first half of the year. I think you talked about 150 basis points.
Mr. Roth:
A good portion of the tailwinds phased in within the first quarter and second quarter. Some of it spilled over to the second half of the year, which is what I talked about. Obviously, with new wins and so on we’ll have additional business issues. Wins, hopefully, and tailwinds in the second half. But it’s too soon - we’re not going to give out a number on that yet, because, frankly, some of our wins haven’t been announced yet.
The answer is, yes, we have tailwinds, not as big as in the first half of the year, and it certainly tails off in the second half of the year. Although, the timing of these things - and again I have to reiterate, the timing of these tailwinds and when they impact - we really don’t have much control over that. It happens to be in the hands of our client. So we’re very conservative when it comes to whether we answer the question of when is the timing of our tailwinds and for good reason.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
They are all baked into the revenue forecast for our year.
Mr. Dix:
Okay, any sense on how they came in the first half? Was it roughly the 150 bps you were expecting, or was it a little bit less, based on some of the push?
Mr. Roth:
The actual number was a little bit less, because obviously we have some of it in the second half of the year.
Mr. Dix:
Okay. And then, any comment on Cannes, and awards generally, in terms of their impact on your business?
Mr. Roth:
Cannes, as I said before in my comments, on a revenue basis, we outperformed. We’re not as big as some of our competitors, so if you throw a lot of money in Cannes, you can win more awards than anyone else. So we think a good way of looking at it, is comparing awards per revenue. When you do that, our agencies performed better. That’s the way we look at it. Of course we look at it that way.
McCann was very strong this year in Cannes. And that’s not by accident. McCann had a very strong emphasis on creativity. Rob Reilly and his team, working with Harris and the rest of that part of the McCann Worldgroup, had a very strong effort in Cannes. The results are reflective of that. McCann New York in particular. It was great to see the awards they were winning. And of course McCann Health won the healthcare agency.
It is an important factor. Every year we look at the question of risk/reward in terms of spending the kind of money that we do in Cannes. No one asks for the person who performed the poorest in Cannes when we do reviews. I believe you’ll continue to see a strong effort in terms of awards and to reflect the creative power. Creativity and effectiveness is a critical component of what we do. Which is why FCB, MullenLowe, all of our agencies, participate in it. We pick and choose the work we want to put in. We’re very proud of all the agencies and the awards that we won.
Mr. Dix:
Thanks very much.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question will be coming from the line of Tom Eagan of Telsey. You may proceed.
Thomas Eagan, Telsey Advisory Group:
Great, thank you very much. Another agency holding company this quarter indicated that the ad budget migration from TV to digital was slowing. It was still occurring, but the pace was slowing as a result of client concerns about digital ad fraud and viewability. I’m curious to know what you’re seeing or hearing from clients?
Michael Roth, Chairman of the Board and Chief Executive Officer:
That was a big talk in Cannes. A lot of it was coming from the media owners and the TV owners. And a lot of it had to do with the upfronts. Remember last year’s scatter - a lot of companies were caught flat in the scatter and had to pay higher pricing. We saw an uptick in TV in the upfronts. And a lot of people read into that that, therefore, the money going into digital is slowing and it’s going back to TV.
You know, in the U.S., in terms of the spend, we see ’16 sort of equal between digital and TV. And in ’17, we believe digital will pass TV. The growth of digital is slowing a bit, because it keeps getting bigger and bigger. But TV isn’t going away.
So our expertise is to help our clients decide where to put it. Some clients are happy with digital, and they spend more in digital. Other clients are concerned about the ad fraud and visibility, and are they getting the right ROIs in terms of bots and all of the ad blockers and so on. And they’re more comfortable with TV. It’s a question of what gives the client the best ROI. Frankly, that’s what we get paid to do in terms of helping our clients understand it. We continue to see that as an opportunity for our business.
Mr. Eagan:
Great, think you.
. . . .
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you very much for the participation, and I look forward to talking to you again on our third quarter results. Bye now.
Operator:
This concludes today’s conference. You may disconnect at this time.
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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30, 2016
	As Reported	Losses on Sales of Businesses	Adoption of ASU 2016-09	Settlement of Certain Tax Positions	Adjusted Results
Income Before Income Taxes	$205.8	$(3.7)			$209.5
Provision for Income Taxes	43.7		$2.7	$23.4	69.8
Effective Tax Rate	21.2%				33.3%
Equity in Net Loss of Unconsolidated Affiliates	(1.9)				(1.9)
Net Income Attributable to Noncontrolling Interests	(3.3)				(3.3)
Net Income Available to IPG Common Stockholders	$156.9	$(3.7)	$2.7	$23.4	$134.5

Weighted-Average Number of Common Shares Outstanding - Basic	400.1				400.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	9.7		1.8		7.9
Weighted-Average Number of Common Shares Outstanding - Diluted	409.8		1.8		408.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.39	$(0.01)	$0.01	$0.06	$0.34
Diluted	$0.38	$(0.01)	$0.01	$0.06	$0.33

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six Months Ended June 30, 2016
	As Reported	Losses on Sales of Businesses	Valuation Allowance Reversals	Adoption of ASU 2016-09	Settlement of Certain Tax Positions	Adjusted Results
Income Before Income Taxes	$192.8	$(20.0)				$212.8
Provision for Income Taxes	28.1	0.4	$12.2	$10.2	$23.4	74.3
Effective Tax Rate	14.6%					34.9%
Equity in Net Loss of Unconsolidated Affiliates	(1.8)					(1.8)
Net Income Attributable to Noncontrolling Interests	(0.6)					(0.6)
Net Income Available to IPG Common Stockholders	$162.3	$(19.6)	$12.2	$10.2	$23.4	$136.1

Weighted-Average Number of Common Shares Outstanding - Basic	400.4					400.4
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	9.0			1.5		7.5
Weighted-Average Number of Common Shares Outstanding - Diluted	409.4			1.5		407.9

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.41	$(0.05)	$0.03	$0.03	$0.06	$0.34
Diluted	$0.40	$(0.05)	$0.03	$0.03	$0.06	$0.33